Exhibit 99.1

Leap Announces Change to Its Board of Directors	Page 1 of 2
Leap contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
James Seines, Investor Relations
858-882-6084
jseines@leapwireless.com
Jim Barron 212-687-8080
Matt Benson 415-618-8750
Sard Verbinnen & Co.
Leap Wireless Announces Change to Its Board of Directors
SAN DIEGO – September 12, 2007 — Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today announced the resignation of James D. Dondero from the Company’s Board of Directors, effective September 10, 2007. Mr. Dondero, president of Highland Capital Management, L.P., joined Leap’s Board in 2004, and served as Chairman of the Board’s compensation committee.
Mr. Dondero stated, “I am honored to have been associated with such a capable and diligent Board of Directors and very proud of the accomplishments of Leap’s outstanding management team that has created billions of dollars of value for shareholders. While I regret what might seem to be the awkward timing of my departure, this is something I have been considering in light of my other responsibilities and recent developments with the Company. My experience tells me that it is best for me to come to a decision sooner rather than later. I believe the company has an excellent future and tremendous potential for growth, and I am confident that, as it has always done in the past, this Board will continue to do what is in the best interests of all shareholders.”
The Company expressed its appreciation for the thoughtful contributions Mr. Dondero has made over the years and thanked him for his dedicated service to Leap and its shareholders.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap

Leap Announces Change to Its Board of Directors	Page 2 of 2
pioneered both the Cricket® and Jump MobileTM services. The company and its joint ventures now operate in 23 states and hold licenses for 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Jump Mobile is a unique prepaid wireless service designed for the mobile-dependent, urban youth market. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket is a U.S. registered trademark of Cricket. In addition, the following are trademarks of Cricket: Unlimited Access Plus, Unlimited Access, Unlimited Plus, Unlimited Classic, By Week, Jump, Travel Time, Cricket Clicks and the Cricket “K.” All other trademarks are the property of their respective owners.